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Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS, INC. ANNOUNCES LAUNCH OF EXCHANGE OFFER

San Antonio, Texas, March 10, 2004—Kinetic Concepts, Inc. (NYSE: KCI), a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces, today announced that it is offering all holders of its 7 3/8% Senior Subordinated Notes due 2013 the opportunity to exchange their notes for a new issue of notes pursuant to a Registration Statement on Form S-4 declared effective on March 2, 2004 by the Securities and Exchange Commission. The exchange notes will be identical in all material respects to the notes being exchanged, except that the exchange notes will not contain terms restricting their transfer or any terms related to registration rights. For each note surrendered pursuant to the exchange offer and not withdrawn by the holder, the holder of the note will receive an exchange note having the principal amount equal to that of the surrendered note. The exchange notes will bear interest from the most recent date on which interest has been paid on the original notes.

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 7, 2004, unless terminated or extended by KCI. Letters of Transmittal must be delivered on or before the expiration time and date by facsimile transmission, courier or overnight mail to U.S. Bank National Association, the exchange agent.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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KINETIC CONCEPTS, INC. ANNOUNCES LAUNCH OF EXCHANGE OFFER